EX-99.1

Press Release

EMCORE Corporation Acquires JDS Uniphase’s Analog CATV Business

    EMCORE and JDS Uniphase also enter into component Bilateral Supply Agreement

SOMERSET, NJ, May 31, 2005 - EMCORE Corporation (NASDAQ: EMKR), a leading provider of compound semiconductor-based components and subsystems for the broadband, fiber optic, satellite, and wireless communications markets, today announced that it has acquired the analog cable TV (CATV) and radio frequency (RF) over fiber specialty businesses from JDS Uniphase Corporation (NASDAQ: JDSU and TSX: JDU).

EMCORE acquires the assets of JDS Uniphase’s CATV business which had revenues of approximately $20 million over the prior completed four quarters. EMCORE paid JDS Uniphase $1.5 million at closing and has agreed to purchase between $2.8 million and $3.8 million of components and parts for use in the manufacture of the acquired products over the next two years. EMCORE will also assume some open purchase orders for inventory components, and will pay JDS Uniphase a royalty on licensed intellectual property. The acquired businesses will be a part of EMCORE’s fiber optic operating segment. EMCORE management anticipates that this transaction will increase the Company’s projected fiscal 2006 revenues by $10 to $15 million. EMCORE reported positive EBITDA for the latest quarter ended March 31, 2005 and believes this transaction, once integrated into EMCORE’s fiber segment, will be EBITDA positive.

The product lines that are part of this transaction include: hybrid fiber coaxial (HFC) 1550-nm broadcast transmitters, in both legacy and linearized optical modulated designs, to link between cable network headends and hubs, 1310-nm transmitters linking cable network hubs and nodes, 1550-nm DWDM quadrature amplitude modulation (QAM) transmitters, associated analog receivers, amplifiers for extending fiber network reach for FTTX applications, and radio frequency (RF) and microwave over fiber specialty products for defense and satellite communications. EMCORE will continue to support all of these product lines.

As part of the transaction, EMCORE and JDS Uniphase also entered into a bilateral “preferred supplier” commercial agreement, under which EMCORE and JDS Uniphase will supply each other various optical components.

EMCORE will integrate the acquired businesses into its existing portolio and organization which will be augmented by a select team hired from JDS Uniphase. These new EMCORE employees will continue the product design, marketing, sales, and application engineering functions for the acquired products. EMCORE plans shortly to establish a small design center in northern Pennsylvania, near several major CATV product customers.

“This acquisition adds a valuable product portfolio and extremely talented design and engineering team to our existing CATV, FTTX, and satellite communications businesses,” said Dr. Hong Hou, Vice President and General Manager of EMCORE’s Ortel Division. “EMCORE now offers complete product solutions to OEMs in this communications market, and the acquisition further validates our commitment to this industry with a best-of-breed product portfolio, continued innovation, and customer support.”

”EMCORE is the ideal partner to continue the development, marketing and sale of the JDS Uniphase analog CATV business,” said David Gudmundson, vice president of JDS Uniphase Corporate Development and Marketing. “This agreement will provide continuity to our customers, will broaden EMCORE’s offering and will allow JDS Uniphase to focus on our core businesses.”

“We are very excited about this acquisition and the growth opportunities it creates for our Company,” added Reuben F. Richards, Jr., President and CEO of EMCORE Corporation. “We have always been impressed with the leading edge technology and talent of the former JDS Uniphase group. This acquisition extends our current product portfolio, and allows us to continue our leadership in the broadband communications market.”

About EMCORE

EMCORE Corporation offers a broad portfolio of compound semiconductor-based components and subsystems for the broadband, fiber optic, satellite, and wireless communications markets. EMCORE has three operating segments: Fiber Optics, Photovoltaics, and Electronic Materials and Devices. The company's integrated solutions philosophy embodies state-of-the-art technology, material science expertise, and a shared vision of our customer's goals and objectives to be leaders in the transport of voice, data, and video over copper, hybrid fiber/coax (HFC), fiber, satellite, and wireless networks. EMCORE's solutions include: optical components and subsystems for fiber-to-the-premise, cable television, and high speed data and telecommunications networks; solar cells, solar panels, and fiber optic ground station links for global satellite communications; and electronic materials for high bandwidth wireless communications systems, such as Wi-Fi Internet access and cell phones. Through its joint venture participation in GELcore, LLC, EMCORE plays a vital role in developing and commercializing next-generation High-Brightness LED technology for use in the general and specialty illumination markets. For further information about EMCORE, visit http://www.emcore.com.

About JDS Uniphase

JDS Uniphase Corporation designs and manufactures products for markets where its core optics technologies provide innovative solutions for communications, commercial and consumer applications. The Company offers components, modules and subsystems for data communications, telecommunications and cable television, display, security, medical/environmental instrumentation, decorative, aerospace and defense applications. More information is available at www.jdsu.com.

Disclaimer

The information provided herein may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 relating to future events that involve risks and uncertainties. Words such as "expects," "anticipates," "intends," "plans," "believes," and "estimates," and variations of these words and similar expressions, identify these forward-looking statements. Actual operating results may differ materially from such forward-looking statements and are subject to certain risks, including risks arising from: difficulties encountered in integrating JDSU’s analog CATV, RF and Specialty Products operations, the benefits expected to be received by EMCORE and its customers from the acquisition, cancellations, rescheduling or delays in product shipments; manufacturing capacity constraints; lengthy sales and qualification cycles; difficulties in the production process; changes in semiconductor industry growth, increased competition, delays in developing and commercializing new products, and other factors described in EMCORE's filings with the Securities and Exchange Commission. The forward-looking statements contained in this news release are made as of the date hereof and EMCORE does not assume any obligation to update the reasons why actual results could differ materially from those projected in the forward-looking statements.

Contact

EMCORE Corporation
Tom Werthan - Chief Financial Officer
(732) 271-9090
info@emcore.com

TTC Group
Victor Allgeier
(212) 227-0997
info@ttcominc.com